Exhibit 99.1

PRESS RELEASE

For Immediate Release

Bank of the Carolinas Corporation Reports Third Quarter Financial Results

MOCKSVILLE, NORTH CAROLINA, November 13, 2008 — Bank of the Carolinas Corporation (Nasdaq Capital Market: BCAR), today reported financial results for the three and nine months ended September 30, 2008.

For the three-month period ended September 30, 2008, the Company incurred a net loss of $2,720,000, as compared to net income of $605,000 in the third quarter of 2007. Diluted income (loss) per share was ($.69) for the third quarter of 2008 compared to diluted income per share of $.15 for the comparable quarter of 2007. For the nine-month period ended September 30, 2008, the Company reported a net loss of $2,984,000 compared to net income of $1,977,000 for the same nine-month period of 2007. Diluted income (loss) per share amounted to ($.76) for the nine-month period ended September 30, 2008 compared to diluted income of $.50 per share for the same period of 2007.

In discussing the Company’s results, Robert Marziano, President and CEO, stated, “We have been affected by the economic downturn in several of our markets and have experienced increased levels of non-performing assets over the last year and we have taken significant loan provisions in the third quarter. However, based on our best determination of current market values, we have written down these assets to current realizable amounts and reserved for potential losses and we remain well-capitalized at September 30, 2008.”

In an effort to stabilize the credit system the government has implemented a capital infusion program in which the nation’s nine largest financial institutions are required to participate. The Treasury has earmarked $250 billion of the $700 billion Economic Stabilization Act as a capital infusion for banks. Of that $250 billion, the largest banks will receive $125 billion with the rest being spread amongst the remainder of the nation’s institutions. This infusion is intended to stimulate the credit markets and restore confidence in the financial system. In order to preserve our options, the Company plans on applying for the Treasury’s TARP Capital Purchase Program which would allow the Company to receive a capital infusion of between 1 and 3 percent of its risk weighted assets while we continue to evaluate whether we can appropriately utilize these funds.

Bank of the Carolinas has continued to maintain its focus on increasing core deposits as evidenced by the $130.99 million year over year increase in interest-bearing demand deposits as well and the $7.92 million increase in savings deposits. This focus has centered on deepening long term relationships with its customers and its success is reflected by the substantial year over year increases in these deposits. The Company believes that this strategy will result in an increase in our net interest margin through the addition of long term profitable relationships with our expanded customer base. The Bank has also decreased its dependence on brokered CD’s during 2008 reducing their amount to 6.94% of our deposits. We believe that our focus on keeping, deepening and gaining new long term relationships with customers will allow us to continue improvement in our net interest margin in the months ahead, which declined in 2008 relative to 2007. A significant portion of the decline is attributable to interest bearing assets re-pricing downward faster than interest bearing liabilities in large part due to the drastic decreases in the discount rate by the Federal Reserve over the past year.

The Company’s non-performing assets were $15.1 million at September 30, 2008, or 2.64% of total assets. While the reported amount is at a historically high level, it is primarily comprised of several large commercial credits, one of which has a 75% USDA guarantee on the remaining outstanding balance. The Bank has taken significant loan loss provisions during the quarter to reflect significant changes in the financial ability of a number of loan customers occurring during the quarter. We continue to work with our customers with troubled credits to the extent that is reasonably possible. The Bank has historically been aggressive in identifying and recording losses as we felt they were necessary and these charges reflect that continued philosophy.

Principal factors leading to the net losses for the three and nine-month periods ended in 2008 were a decline in the Company’s net interest income, an increase in the provision for loan losses and increased non-interest expense. For the nine-month period ended in 2008, the net interest margin declined to 2.62% from 3.40% in 2007. For the nine-month period ended September 30, 2008, approximately $809,000 or 28.2% of the decline in our net interest margin was attributable to the loss of income associated with non-accrual loans. The increase in the provision for loan losses of $3,225,000 for the nine-months ended September 30, 2008 relative to 2007 was related to specific charge offs on troubled loans during the period. For the comparable nine-month period in 2008 versus 2007, non-interest expense increased approximately $1.9 million. Salaries and benefits increased $982,000, occupancy expense increased $196,000 and other non-interest expense increased $508,000 for the current year period. The increased salary and benefit and occupancy expense levels are comprised of normal salary adjustments plus increased staffing and occupancy costs associated with two banking offices opened in mid-2007. The Company experienced a slight decline in non-interest income for the three and nine month periods in 2008 versus 2007, which was primarily due to decreased income from mortgage broker fees and lower fees from our investment services division.

While year over year expenses have increased, operating expenses decreased as a percentage of assets from 2.63% to 2.35% during 2008. The Bank continues to maintain a focus on cost containment to the extent possible while not sacrificing the service we give our customers.

The Bank also took a $591,000 charge related to the impairment of goodwill; reducing our intangible assets to zero. The write-down of goodwill is a non-cash charge that did not affect the Bank’s liquidity or operations. Goodwill is deducted from regulatory capital therefore the charge had no effect on the regulatory capital ratios of the Bank. The Bank remains well capitalized as of September 30, 2008.

During the quarter, we secured $2.7 million in subordinated debt in a private transaction. The debt has a ten year term and is priced at prime plus 75 basis points. This debt was originally secured to fund the Company’s stock repurchase plan which was approved in June 2008 but which was suspended with the option to reinstate in September 2008.

Total assets at September 30, 2008 amounted to $570.9 million, an increase of 18.9% when compared to the September 30, 2007 amount of $480.2 million. Net loans increased 8.2% over the prior year to $402.7 million, while deposits grew to $452.5 million, a 10.3% increase. The allowance for loan losses was 1.04% of total loans as of September 30, 2008, and the ratio of annualized net charge-offs to average loans was 1.41%.

Bank of the Carolinas Corporation is the holding company for Bank of the Carolinas, a state chartered bank headquartered in Mocksville, NC with offices in Advance, Asheboro, Cleveland, Concord, Harrisburg, King, Landis, Lexington and Winston-Salem. Common stock of the Company is traded on the NASDAQ Capital Market under the symbol BCAR.

DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS

This Report and its exhibits contain statements relating to our financial condition, results of operations, plans, strategies, trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts. Those statements, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K and in other documents the Company files with the Securities and Exchange Commission from time to time. Copies of those reports are available directly through the Commission’s website at www.sec.gov. Other factors that could influence the accuracy of such forward-looking statements include, but are not limited to, (a) pressures on the earnings, capital and liquidity of financial institutions resulting from current and future adverse conditions in the credit and equity markets and the banking industry in general (b)changes in competitive pressures among depository and other financial institutions or in the Company’s ability to compete successfully against the larger financial institutions in its banking markets; (c) the financial success or changing strategies of the Company’s customers; (d) actions of government regulators, or changes in laws, regulations or accounting standards, that adversely affect the Company’s business; (e) changes in the interest rate environment and the level of market interest rates that reduce the Company’s net interest margins and/or the volumes and values of loans it makes and securities it holds; (f) changes in general economic or business conditions and real estate values in the Company’s banking markets (particularly changes that affect the Company’s loan portfolio, the abilities of its borrowers to repay their loans, and the values of loan collateral); and (g) other developments or changes in our business that the Company does not expect. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligation, and do not intend, to update these forward-looking statements.

For further information contact:

Michelle L. Clodfelter

Principal Financial Officer

Bank of the Carolinas

(336) 751-5755

Bank of the Carolinas Corporation

Consolidated Balance Sheets

(In Thousands, Except Share Data)

(Unaudited)

	September 30
	2008	2007
Assets
Cash and Due from Banks	$12,734	$6,728
Interest-Bearing Deposits in Banks	546	165
Federal Funds Sold	9,861	4,220
Securities Available for Sale	102,087	63,997
Securities Held to Maturity	4,500	—

Loans	406,886	376,560
Less, Allowance for Loan Losses	(4,218)	(3,778)

Total Loans, Net	402,668	372,782
Properties and Equipment	15,245	13,284
Other Assets	23,229	19,042

Total Assets	$570,870	$480,218

Liabilities

Non-interest Bearing Demand Deposits	$33,303	$31,337
Interest Bearing Demand Deposits	198,203	67,214
Savings Deposits	22,259	14,344
Time Deposits	198,831	297,544

Total Deposits	452,596	410,439

Borrowings	32,855	27,000
Fed Funds Purchased and Repurchase Agreements	47,369	—
Other Liabilities	1,750	3,133

Total Liabilities	534,570	440,572

Shareholders’ Equity
Preferred Stock, No Par Value:
Authorized 3,000,000 Shares: None Issued	—	—
Common Stock, Par Value $5 Per Share:
Authorized 15,000,000 Shares; Issued 3,891,174 Shares in 2008 and 3,869,062 Shares in 2007	19,456	19,345
Additional Paid-In Capital	11,593	11,562
Retained Earnings	4,902	8,692
Accumulated Other Comprehensive Income	349	47

Total Shareholders’ Equity	36,300	39,646

Total Liabilities and Shareholders’ Equity	$570,870	$480,218

Bank of the Carolinas Corporation

Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Data)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
Interest Income
Interest and Fees on Loans	$6,268	$7,659	$19,962	$22,253
Interest on Securities	1,202	757	2,638	2,070
Federal Funds Sold	59	22	173	383
Deposits in Other Banks	2	4	8	9

Total Interest Income	7,531	8,442	22,781	24,715

Interest Expense
Deposits	3,764	4,296	11,958	12,857
Borrowed Funds	757	333	1,418	921

Total Interest Expense	4,521	4,629	13,376	13,778

Net Interest Income	3,010	3,813	9,405	10,937
Provision for Loan Losses	3,150	546	4,245	1,020

Net Interest Income (Loss) After Provision for Loan Losses	(140)	3,267	5,160	9,917

Other Income
Customer Service Fees	337	259	976	761
Mortgage Loan Broker Fees	44	78	111	140
Investment Services	3	99	18	198
Increase in CSV of Life Insurance	93	89	273	257
Other Income	(7)	29	62	99

Total Other Income	470	554	1,440	1,455

Noninterest Expense
Salaries and Benefits	1,764	1,543	5,460	4,478
Occupancy and Equipment	502	447	1,482	1,286
Goodwill Impairment	591	—	591	0
Other Noninterest Expense	1,283	979	3,279	2,771

Total Noninterest Expense	4,140	2,969	10,812	8,535

Income (Loss) Before Income Taxes	(3,810)	852	(4,212)	2,837
Income Taxes	(1,090)	247	(1,228)	860

Net Income (Loss)	$(2,720)	$605	$(2,984)	$1,977

Net Income (Loss) Per Share
Basic	$(0.69)	$0.16	$(0.76)	$0.52
Diluted	$(0.69)	$0.15	$(0.76)	$0.50
Weighted Average Shares Outstanding
Basic	3,936,649	3,856,660	3,941,582	3,841,070
Diluted	3,936,649	3,940,105	3,941,582	3,945,242

Bank of the Carolinas Corporation

Performance Ratios

	As of or for the Nine Months Ended September 30
	2008	2007	Change*
Financial Ratios
Return On Average Assets **	-0.76%	0.57%	(133	) BP
Return On Average Shareholders’ Equity **	-10.18%	6.84%	(1,702)
Net Interest Margin **	2.62%	3.40%	(78)

Asset Quality Ratios
Net-chargeoffs to Average Loans **	1.41%	0.36%	105	BP
Nonperforming Loans To Total Loans	2.44%	0.55%	189
Nonperforming Assets To Total Assets	2.64%	0.83%	181
Allowance For Loan Losses To Total Loans	1.04%	1.00%	4

*	BP denotes basis points
**	Ratio Annualized